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                                                                    EXHIBIT 21.1


                          COMPUTRON SOFTWARE, INC.
                            LIST OF SUBSIDIARIES

                          (AS OF DECEMBER 31, 1997)


Computron Software Europe Limited (incorporated in England and Wales) Computron Software International Limited -- In Liquidation (Hong Kong) Computron Software Pty Limited (incorporated in Australia)
Computron Software Asia Pte Ltd (incorporated in Singapore)
Computron Software (Canada) Inc. (incorporated in Canada)
Computron Poland Sp.z.o.o. (incorporated in Poland)
Computron Software Germany GmbH. (incorporated in Germany)
Computron Software S.A. (incorporated in France)